Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director Public Relations
425-943-8277

COINSTAR ANNOUNCES 2005 REVENUE OF $459.7 MILLION

AND NET INCOME OF $22.3 MILLION

BELLEVUE, Wash.—February 2, 2006—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month and full-year periods ended December 31, 2005.

Highlights for the full year 2005 were as follows:

•	Revenue - $459.7 million

•	EBITDA - $98.0 million (see Appendix A)

•	Free cash flow - $42.4 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $1.00 (see reconciliation below)

•	Net income of $22.3 million

Included in GAAP net income for the year were certain non-cash charges including $4.6 million in amortization of intangible assets, $785,000 in amortization of financing fees, $340,000 in non-cash stock based compensation, and our portion of the non-cash losses associated with our equity investments totaling $361,000. Excluding these items, net of taxes, Coinstar, Inc. reported adjusted net income of $26.0 million. A reconciliation of GAAP earnings per share to adjusted earnings per share is as follows:

Year ended 12/31/05
GAAP fully taxed, fully diluted earnings per share	$0.86
Amortization of intangibles, net of tax	0.11
Amortization of financing fees, net of tax	0.02
Stock based compensation expense, net of tax	0.00
Equity investment losses	0.01

Adjusted fully taxed, fully diluted earnings per share	$1.00

Highlights for the fourth quarter of 2005 were as follows:

•	Revenue - $125.6 million

•	EBITDA - $25.5 million (see Appendix A)

•	Free cash flow - $13.3 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.25 (see reconciliation below)

•	Net income of $5.5 million

Included in GAAP net income for the fourth quarter were certain non-cash charges including $1.3 million in amortization of intangible assets, $203,000 in amortization of financing fees, $98,000 in stock based compensation expense and $361,000 in equity investment losses. Excluding these items, net of taxes, Coinstar reported adjusted net income of $6.7 million. A reconciliation of GAAP earnings per share to adjusted earnings per share is as follows:

Q4 2005
GAAP fully taxed, fully diluted earnings per share	$0.20
Amortization of intangibles, net of tax	0.03
Amortization of financing fees, net of tax	0.01
Stock based compensation, net of tax	0.00
Equity investment losses	0.01

Adjusted fully taxed, fully diluted earnings per share	$0.25

At December 31, 2005, Coinstar, Inc. had approximately $106 million in cumulative net operating loss carryforwards. Although Coinstar recorded $3.5 million in tax expense for the fourth quarter, cash paid for taxes during the three-month period ended December 31, 2005, totaled only $826,000 as a result of these net operating loss carryforwards.

“Coinstar had a very successful year in 2005. Our performance tracked in-line with expectations and several strategic developments strengthened our outlook. Specifically, we were able to diversify our 4th Wall™ product offerings through an investment in Redbox Automated Retail LLC, an already successful kiosk-based DVD rental business. We were also able to leverage our coin and entertainment relationships which ultimately led to a coin processing test with Wal-Mart Stores, Inc. set to begin this quarter,” said Dave Cole, Chief Executive Officer of Coinstar, Inc. “As we enter the new year, we have never been better positioned, and over time, we expect to gain market share and drive profitability by successfully managing retailers’ 4th Wall needs.”

Other Information

	Year ended 12/31/05	Year ended 12/31/04
Capital Expenditures (in thousands)	$43,905	$42,784
Locations Installed	65,000	44,000
Installed Base
Coin	12,800	12,100
-Coin to card or e-certificate enabled	5,800	150
-E-payment enabled	3,500	2,450
Crane	30,000	20,000
Bulk heads	284,000	141,000
Other entertainment	14,500	8,900
POSA terminals	19,000	14,500
E-payment stand-alone	360	190

First Quarter Expectations

Management estimates that revenue for the first quarter ending March 31, 2006, will range from $120 million to $130 million. As of January 1, 2006, we have adopted FAS123(R) Share Based Payments. The impact of the adoption of FAS123(R) on our results may vary greatly depending on a number of factors. However, we currently estimate that stock based compensation expense will be approximately $0.03 to $0.05 of GAAP earnings per share in the first quarter. Assuming the inclusion of the FAS 123(R) expense in our results, we estimate that GAAP earnings per fully diluted, fully taxed, share will range from $0.10 to $0.16 for the first quarter. Management further estimates that adjusted fully diluted, fully taxed earnings per share will range from $0.18 to $0.24.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the fourth quarter and full year results will be broadcast live over the Internet today, Thursday, February 2, 2006, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, electronic payment solutions and entertainment services. The company’s products and services can be found at more than 65,000 retail locations including supermarkets, drug stores, mass merchants, convenience stores and restaurants.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the effect of and financing of the acquisition of ACMI and The Amusement Factory, the ability to successfully integrate acquired businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services). The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the “Factors That May Affect Our Business, Future Operating Results and Financial Condition” described in each of our recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of February 2, 2006. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and other. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2005
Net income	$5,519	$22,272
Depreciation, amortization and other	13,168	49,903
Interest expense, net	3,275	11,637
Income taxes	3,497	14,227

EBITDA	$25,459	$98,039

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our discretionary and non-discretionary expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2005
Net cash provided by operating activities	$45,913	$102,149
Changes in operating assets and liabilities, net of acquisitions	(23,044)	(15,804)
Capital expenditures	(9,578)	(43,905)

Free cash flow	$13,291	$42,440

Adjusted earnings per share: we believe adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding non-cash charges. We believe this measure provides an important comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Year ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
REVENUE	$125,607	$109,793	$459,739	$307,100
EXPENSES:
Direct operating	83,871	73,678	309,162	186,926
Marketing	5,031	4,567	10,748	12,925
Research and development	1,446	1,058	5,716	5,465
General and administrative	9,800	9,423	36,625	27,475
Depreciation and other	11,887	10,116	45,347	35,302
Amortization of intangible assets	1,281	993	4,556	2,014

Income from operations	12,291	9,958	47,585	36,993
OTHER INCOME (EXPENSE):
Loss in equity investments	(361)	—	(361)	—
Interest and other income, net	699	201	2,191	521
Interest expense	(3,613)	(3,106)	(12,916)	(6,271)
Early retirement of debt	—	(706)	—	(706)

Income before income taxes	9,016	6,347	36,499	30,537
Income taxes	(3,497)	(1,796)	(14,227)	(10,169)

NET INCOME	$5,519	$4,551	$22,272	$20,368

NET INCOME PER SHARE:
Basic	$0.20	$0.20	$0.86	$0.94
Diluted	$0.20	$0.20	$0.86	$0.93
WEIGHTED SHARES OUTSTANDING:
Basic	26,950	22,355	25,767	21,626
Diluted	27,219	22,883	26,033	21,959
CAPITAL EXPENDITURES	$9,578	$11,840	$43,905	$42,784

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,365	$61,878
Cash in machines or in transit	60,070	35,751
Cash being processed	69,832	59,158
Trade accounts receivable, net of allowance for doubtful accounts of $469 and $481 in 2005 and 2004, respectively	9,046	5,283
Inventory	31,234	25,877
Deferred income taxes	16,573	18,833
Prepaid expenses and other current assets	11,575	11,626

Total current assets	243,695	218,406
PROPERTY AND EQUIPMENT, NET	148,494	131,267
DEFERRED INCOME TAXES	6,142	15,880
OTHER ASSETS	5,154	6,200
EQUITY INVESTMENTS	19,966	—
INTANGIBLE ASSETS, NET	40,139	35,033
GOODWILL	179,811	140,348

TOTAL ASSETS	$643,401	$547,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,760	$23,661
Accrued liabilities payable to retailers	77,175	63,504
Accrued liabilities	26,941	22,413
Current portion of long-term debt and capital lease obligations	3,850	3,350

Total current liabilities	142,726	112,928
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	206,628	208,060

Total liabilities	349,354	320,988
STOCKHOLDERS’ EQUITY:
Common stock	328,951	282,046
Accumulated deficit	(13,158)	(35,430)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,037	2,313

Total stockholders’ equity	294,047	226,146

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$643,401	$547,134